Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2010 (August 6, 2010, as to Note 2, Discontinued and Held-for-sale Operations and Note 32, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc. (formerly GMAC Inc.) for the year ended December 31, 2009, appearing in the Current Report on Form 8-K of Ally Financial Inc. filed August 6, 2010, and our report dated February 26, 2010, on the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in the Ally Financial Inc. Annual Report on Form 10-K for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

August 6, 2010